Exhibit 99.4

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13D dated November 10, 2011 (including amendments thereto) with respect to the shares of Common Stock, par value $0.001 per share, of McCormick & Schmick’s Seafood Restaurants, Inc.  This Joint Filing Agreement shall be filed as an Exhibit to such Statement.

Dated: November 10, 2011

/s/ Tilman J. Fertitta
Tilman J. Fertitta

LANDRY’S, INC.

By:	/s/ Tilman J. Fertitta
	Name:	Tilman J. Fertitta
	Title:	Chairman of the Board, President and Chief Executive Officer

LANDRY’S MSA CO., INC.

By:	/s/ Tilman J. Fertitta
	Name:	Tilman J. Fertitta
	Title:	Chairman of the Board and President